Exhibit 10.5

CONFIDENTIAL SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the “Agreement”) is entered into this 5th day of May , 2008, by and between Land America Health and Fitness Co. Ltd., Treuriver Investments Limited, Michael C. Bruno, and Yang Lin Qing (hereinafter “Claimants”) and Nautilus, Inc. (“Nautilus” or “Respondents”) (collectively, the “Parties”). Claimants and Nautilus are parties to several agreements and understandings in relation to the proposed acquisition by Nautilus of the assets of Land America Health and Fitness Co. Ltd and Treuriver Investments and other issues related to Nautilus’ proposed acquisition, ownership, and operation of fitness equipment business and assets of Claimants (hereinafter the “Transaction.”). The Parties enter into this Agreement in settlement of any and all claims, known or unknown, including but not limited to those that are, or could have been, related to the Transaction, including any and all such claims relating to the failure of the Transaction to close (hereinafter defined below as “Released Claims”.)

1. Payment. Nautilus shall pay to Claimants the gross sum of $8,000,000.00 [eight million dollars and no/100] (“Settlement Payment”) on June 15, 2008. Payment shall be made in accordance with Paragraph 2 below.

2. Payment Method. Nautilus will issue a check in the amount of $8,000,000.00 to [insert]. Nautilus will have no further obligation or liability with respect to the Settlement Payment or any portion thereof. Claimants acknowledge and agree that they consulted with tax, legal and other professionals of their own choosing prior to instructing Nautilus to disburse the Settlement Payment in the manner provided herein, and that Nautilus has not provided them with any advice regarding those instructions. Claimants also acknowledge and agree that Nautilus has no responsibility, implied or otherwise, with regard to the manner of payment of the Settlement Payment, and in particular that Nautilus is not responsible for any past, present or future, known or unknown, tax consequences, penalties (civil and/or criminal), loss, and/or liability of any kind whatsoever, that may result from Nautilus’s making the Settlement Payment in the manner provided for herein or from the receipt by any person of any portion of such Settlement Payment.

3. Releases. In consideration of the Settlement Payment and for other good and valuable consideration, the receipt of which is hereby acknowledged, Claimants each hereby release Nautilus and each of the Additional Released Parties from all Released Claims and Nautilus hereby releases Claimants from all Released Claims.

(a) “Released Claims” means and includes any and all covenants, controversies, agreements, promises, claims, demands, causes of action, actions, suits, rights, liabilities, payments or penalties, damages, and attorneys’ fees and costs, whatsoever, at law or in equity or otherwise, whether direct or indirect, known or unknown, foreseen or unforeseen, anticipated or unanticipated, or suspected or unsuspected, which either party now owns or holds, or has at any time heretofore owned or held, against the other party, in any capacity, which: (i) were or could have been alleged in any lawsuit or other proceeding arising out of the Transaction or the failure of the Transaction to close; (ii) are or may be based upon any facts, acts, omissions, representations, events, agreements, or matters of any kind occurring or existing at any time on or before the date of this Agreement relating to the Transaction; or (iii) relate in any way, directly or indirectly, to the Transaction. Without limiting the generality of the foregoing, “Released Claims” include, but are not limited to, claims for: monetary and equitable relief; breach of express and implied contract or warranty; loss of profits or revenue; rebates; breach of the covenant of good faith and fair dealing; frivolity; costs or expenses incurred in

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reliance on, or in anticipation of, the fact that the Transaction would close; fraud; punitive damages under any theory; attorney fees; costs or expenses including those of any consultants or service providers retained by Claimants; and any all claims under any of the contracts or agreements relating to the Transaction under the laws of any state or country.

(b) “Additional Released Parties” means and includes all of Nautilus’ past and present shareholders, officers, directors, agents, employees, representatives, attorneys, insurers, employee benefit plans, parents, subsidiaries, consultants, affiliates, predecessors, successors, transferees, assigns, and related entities thereof, and all past and present shareholders, officers, directors, agents, employees, marital communities, representatives, and attorneys of any of those persons and entities.

(c) Claimants represent, warrant and agree that: (i) they understand that they are releasing potentially unknown claims; (ii) these releases are fairly and knowingly made with the advice of counsel and/or other professionals (including without limitation tax professionals); (iii) they are aware that they may have limited knowledge with respect to certain of the Released Claims; and (iv) they have specifically assumed the risk of any mistake in entering into this Agreement.

(d) Upon the complete execution of this Settlement Agreement and payment of the amounts set forth in Paragraph 2, the Parties agree that their counsel shall no legal proceeding or arbitration proceeding shall be filed by any party with reference to the Transaction or the failure of that transaction to close.

(e) Notwithstanding the foregoing, these releases do not extend to any claims that arise out of this Agreement.

4. No Admission of Liability. The parties agree that the payment of the Settlement Payment represents a full and complete settlement of any and all disputed claims. Such payment and the execution of the Agreement do not represent and are not to be construed as an admission of liability on the part of Nautilus or any of the Additional Released Parties.

5. No Other Claims or Assignment of Claims. Claimants represent on behalf of themselves that none of them has not filed or initiated any lawsuit, arbitration or other proceeding of any kind against Nautilus, or any of the Additional Released Parties, that has not been dismissed or otherwise completely terminated, and further represent that Claimants solely own and have not assigned or given to anyone any Released Claim they have, or ever had or claimed to have, against Nautilus or any of the Additional Released Parties.

6. Confidentiality. Claimants and Nautilus agree to keep confidential the terms of this Agreement, and not reveal, disclose, convey, discuss, relay, or in any other manner permit to be known by any other person or entity, either directly or indirectly, in whole or in part, any of the terms of this Agreement. Subject to the exceptions listed below, Claimants may only disclose to third persons the fact that the parties resolved their dispute pursuant to a confidential settlement agreement. The only exceptions to this covenant of confidentiality are that the Parties may disclose the terms of this Agreement to their attorneys and accountants for legitimate business purposes, where necessary to enforce the provisions of this Agreement, or where otherwise required by law, so long as such persons also agree to abide by this covenant. Claimants also warrant and represent that they have not already made any disclosure that violates the letter or spirit of this covenant of confidentiality.

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7. Independent Legal Counsel. The Parties acknowledge, represent and agree that they: (i) have read this Agreement; (ii) fully understand its terms; (iii) have been fully advised by legal counsel and/or other professionals (including tax professionals); and (iv) have had the opportunity to participate in the drafting of this Agreement. The Parties waive the general rule of construction that an agreement is to be construed against its drafter.

8. Each Party to Bear Own Fees, Costs and Expenses. Nautilus and Claimants, respectively, are solely responsible for all costs, expenses and fees of their own counsel or of any other costs, fees or expenses they have incurred in connection with or arising from this dispute.

9. Binding on Successors. This Settlement Agreement shall be binding upon the parties and their heirs, executors, administrators, successors, and assigns.

10. Integrated Agreement. This Settlement Agreement contains the entire agreement and understanding of the parties hereto and is intended to be a complete, integrated contract. No party knows of any undertaking, agreement or promise not contained fully within the terms of this Settlement Agreement. No party is entering into this Agreement in reliance on any oral or written promises, inducements, representations, understandings, interpretations or agreements other than those contained in this Agreement. This Agreement may be modified only by a written addendum signed by each party.

11. Miscellaneous. The Agreement is governed by Washington law, without giving effect to principles or provisions of those laws relating to conflicts or choice of laws. The Parties agree that the state and federal courts located in Washington shall have exclusive jurisdiction and venue over any dispute arising out of or in relation to this Agreement. The Agreement is binding upon, and inures to the benefit of, the Parties and their respective heirs, legatees, representatives, successors, transferees and assigns.

12. Facsimile and Counterparts Execution. This Agreement may be executed in any number of separate or counterpart originals. The Parties also agree that facsimile signatures and executed facsimile copies of the Agreement shall be treated as original and shall be binding; and the parties further agree that the executed facsimile copies shall be promptly replaced by original signed copies of the Agreement.

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The persons signing this Agreement declare under the penalty of perjury and the laws of the state of Washington and the state in which they sign this Agreement, that they are authorized to sign this document and agreement on their own behalf and on behalf of the entities that they represent, and that they sign it as their free and voluntary act and deed.

NAUTILUS, INC.	[Claimant Parties]

By	By
Its	Its

[Claimant Parties]	[Claimant Parties]

By	By
Its	Its

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